PRESS RELEASE

AbbVie Reports Full-Year and Fourth-Quarter 2019 Financial Results

•	Reports Full-Year Diluted EPS of $5.28 on a GAAP Basis, an Increase of 44.3 Percent; Adjusted Diluted EPS of $8.94, an Increase of 13.0 Percent

•
Full-Year Net Revenues Were $33.266 Billion, an Increase of 1.6 Percent on a GAAP Basis; Adjusted Net Revenues Grew 2.7 Percent Operationally; Excluding the Unfavorable Impact of International HUMIRA Net Revenues Due to Biosimilar Competition, Full-Year Adjusted Net Revenues Grew 9.9 Percent Operationally

•
Full-Year U.S. HUMIRA Net Revenues Were $14.864 Billion, an Increase of 8.6 Percent; Internationally, HUMIRA Net Revenues Were $4.305 Billion, a Decrease of 31.1 Percent on a Reported Basis, or 27.8 Percent Operationally, Due to Biosimilar Competition

•
Full-Year Global Net Revenues From the Hematologic Oncology Portfolio Were $5.466 Billion, an Increase of 39.0 Percent on a Reported Basis, or 39.3 Percent Operationally; Full-Year Global IMBRUVICA Net Revenues Were $4.674 Billion, an Increase of 30.2 Percent, with U.S. Net Revenues of $3.830 Billion and International Profit Sharing of $844 Million; Global VENCLEXTA Net Revenues Were $792 Million

•	Full-Year Global SKYRIZI Net Revenues Were $355 Million; Global RINVOQ Net Revenues Were $47 Million; AbbVie Expects SKYRIZI and RINVOQ Combined Revenues of Approximately $1.700 Billion in 2020

•	Reports Fourth-Quarter Diluted EPS of $1.88 on a GAAP Basis; Adjusted Diluted EPS of $2.21

•
Fourth-Quarter Net Revenues Were $8.704 Billion, an Increase of 4.8 Percent on a GAAP Basis, or 5.3 Percent Operationally; Excluding the Unfavorable Impact of International HUMIRA Net Revenues Due to Biosimilar Competition, Fourth-Quarter Net Revenues Grew 11.0 Percent Operationally

•	AbbVie and Allergan Announce Agreements to Divest Brazikumab and Zenpep; AbbVie Expects to Close the Pending Allergan Transaction in the First Quarter 2020

•
Provides Standalone 2020 GAAP Diluted EPS Guidance Range of $7.66 to $7.76, Representing Growth of 46.0 Percent at the Midpoint; Provides Standalone 2020 Adjusted Diluted EPS Guidance Range of $9.61 to $9.71, Representing Growth of 8.1 Percent at the Midpoint; Expects Standalone 2020 Revenue Growth Approaching 8.0 Percent on an Operational Basis

NORTH CHICAGO, Ill., February 7, 2020 – AbbVie (NYSE:ABBV) announced financial results for the fourth quarter and full year ended December 31, 2019.

“Our strong performance this quarter completes another excellent year for AbbVie,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “The launches of Skyrizi and Rinvoq are going extremely well, and we are entering 2020 with substantial momentum. We also look forward to completing the planned Allergan acquisition in the first quarter."

Note: "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.    1

Fourth-Quarter Results

•
Worldwide net revenues were $8.704 billion, an increase of 4.8 percent on a reported basis, or 5.3 percent operationally. Excluding the unfavorable impact of international HUMIRA net revenues due to biosimilar competition, fourth-quarter net revenues grew 11.0 percent operationally.

•
U.S. HUMIRA net revenues were $3.969 billion, an increase of 9.8 percent. Internationally, HUMIRA net revenues were $948 million, a decrease of 27.3 percent on a reported basis, or 25.4 percent operationally, due to biosimilar competition. Global HUMIRA net revenues of $4.917 billion were flat on a reported basis and increased 0.5 percent operationally.

•
Global IMBRUVICA net revenues were $1.296 billion, an increase of 28.9 percent, with U.S. net revenues of $1.073 billion and international profit sharing of $223 million. Global VENCLEXTA net revenues were $251 million. Global net revenues from the hematologic oncology portfolio were $1.547 billion, an increase of 37.0 percent on a reported basis, or 37.2 percent operationally.

•	Global SKYRIZI net revenues were $216 million and global RINVOQ net revenues were $33 million.

•	On a GAAP basis, the gross margin ratio in the fourth quarter was 77.0 percent. The adjusted gross margin ratio was 81.6 percent.

•	On a GAAP basis, selling, general and administrative expense was 22.4 percent of net revenues. The adjusted SG&A expense was 21.6 percent of net revenues.

•
On a GAAP basis, research and development expense was 17.7 percent of net revenues. The adjusted R&D expense was 15.3 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•	On a GAAP basis, the operating margin in the fourth quarter was 45.5 percent. The adjusted operating margin was 44.6 percent.

•	On a GAAP basis, net interest expense was $455 million. The adjusted net interest expense was $282 million.

•	On a GAAP basis, the tax rate in the quarter was 8.9 percent. The adjusted tax rate was 8.8 percent.

•	Diluted EPS in the fourth quarter was $1.88 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.21.

Note: "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.    2

Recent Events

•
AbbVie and Allergan announced that Allergan has entered into definitive agreements to divest brazikumab and Zenpep in conjunction with the ongoing regulatory approval process for AbbVie's acquisition of Allergan. AstraZeneca will acquire brazikumab, an investigational IL-23 inhibitor in Phase 2b/3 development for Crohn's Disease and in Phase 2 development for ulcerative colitis, including global development and commercial rights. Nestle will acquire and take full operational ownership of Zenpep, a treatment for exocrine pancreatic insufficiency, as well as Viokace, another pancreatic enzyme preparation, as part of the transaction. The closings of the divestitures of brazikumab and Zenpep are contingent upon receipt of U.S. Federal Trade Commission and European Commission (EC) approval, closing of AbbVie's pending acquisition of Allergan and the satisfaction of other customary closing conditions. AbbVie and Allergan continue to expect to close the pending transaction in the first quarter of 2020.

•
AbbVie announced regulatory approvals for RINVOQ (upadacitinib) for the treatment of adult patients with moderate to severe rheumatoid arthritis (RA). The approvals from the EC and the Japanese Ministry of Health, Labour and Welfare are based on results from the SELECT Phase 3 program, one of the largest registrational Phase 3 programs in RA, with approximately 4,400 patients evaluated across five studies.

•
AbbVie announced positive top-line data from the Phase 3 SELECT-PsA 1 study, the second of two registration-enabling trials evaluating RINVOQ in psoriatic arthritis (PsA). In this study, both doses of RINVOQ (15 mg and 30 mg, once daily) met the primary endpoint of ACR20 at week 12 versus placebo in adult patients with active PsA who have responded inadequately or are intolerant to one or more non-biologic disease modifying anti-rheumatic drugs (DMARDs). RINVOQ also demonstrated significant improvements in signs and symptoms of the disease across a variety of endpoints compared to placebo. Both doses of RINVOQ also significantly inhibited radiographic progression at week 24 compared to placebo. The 30 mg dose of RINVOQ achieved superiority to adalimumab in terms of ACR20 response at week 12, whereas both doses achieved non-inferiority vs. adalimumab. The safety profile of RINVOQ was consistent with previously reported results across indications, with no new safety risks detected. Detailed data from both pivotal studies will be presented at an upcoming medical meeting and AbbVie expects to submit our regulatory applications for RINVOQ in PsA in the second quarter of this year.

•
AbbVie announced positive data from a head-to-head Phase 3 study evaluating SKYRIZI (risankizumab) compared to Cosentyx in adult patients with moderate to severe plaque psoriasis. In the study, SKYRIZI met both primary endpoints and all ranked secondary endpoints, demonstrating higher rates of skin clearance compared to Cosentyx. SKYRIZI met the primary endpoint of superiority with at least a 90 percent improvement from baseline in the Psoriasis Area and Severity Index (PASI 90) at week 52. Of patients treated with SKYRIZI, 87 percent achieved PASI 90 compared to 57 percent of Cosentyx-treated patients at 52 weeks. At week 16, SKYRIZI met the other primary endpoint of non-inferiority to Cosentyx, with 74 percent of SKYRIZI patients achieving PASI 90 compared to 66 percent of Cosentyx patients. SKYRIZI also showed superiority compared to Cosentyx for all ranked secondary endpoints, including PASI 100, and PASI 75, as well as a static Physician Global Assessment score of clear or almost clear at week 52. The safety profile of SKYRIZI was consistent with that observed in previously reported studies, with no new safety signals observed through week 52. SKYRIZI is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

Recent Events (continued)

•
At the American College of Rheumatology (ACR)/Association for Rheumatology Health Professionals (ARHP) Annual Meeting, AbbVie presented data for RINVOQ, HUMIRA (adalimumab) and SKYRIZI, with 38 abstracts presented across multiple rheumatic conditions, including RA, ankylosing spondylitis (AS) and PsA. Included in the presentations were new data from the Phase 2/3 SELECT-AXIS 1 trial in which twice as many adult patients with active AS treated with RINVOQ achieved the primary endpoint of Assessment of SpondyloArthritis International Society (ASAS) 40 response at week 14 versus placebo. The safety profile of RINVOQ was consistent with that of previous studies in rheumatoid arthritis, with no new safety risks detected. AbbVie also presented long-term data from the SELECT Phase 3 program further evaluating efficacy and safety across measures with RINVOQ, even without methotrexate, in patients with moderate to severe RA.

•
AbbVie announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has granted a positive opinion for VENCLYXTO (venetoclax) in combination with obinutuzumab for the treatment of patients with chronic lymphocytic leukemia (CLL) who were previously untreated. The CHMP positive opinion is based on results from the Phase 3 CLL14 clinical trial, which showed that patients who completed one year of treatment with VENCLYXTO plus obinutuzumab had prolonged progression-free survival (PFS) and higher rates of minimal residual disease (MRD) negativity compared to patients receiving a standard of care chemoimmunotherapy regimen of obinutuzumab and chlorambucil. This represents the third positive CHMP opinion for VENCLYXTO and if approved by the EC, VENCLYXTO plus obinutuzumab would be the first chemotherapy-free, oral combination regimen given with a fixed duration for patients with previously-untreated CLL. Venetoclax is being developed by AbbVie and Roche and is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S.

•
AbbVie announced the submission of a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for IMBRUVICA (ibrutinib) in combination with rituximab for the first-line treatment of younger patients (70 years old or younger) with CLL or small lymphocytic lymphoma (SLL). The application is being reviewed under the FDA’s Real-Time Oncology Review pilot program and is based on results from the Phase 3 E1912 study, which showed significantly improved PFS and overall survival (OS) in patients treated with IMBRUVICA plus rituximab compared to those treated with fludarabine, cyclophosphamide and rituximab (FCR). Safety data were consistent with the known safety profile of IMBRUVICA and if approved, the milestone will mark the 11th FDA approval for IMBRUVICA across six distinct disease areas. IMBRUVICA is jointly developed and commercialized with Janssen Biotech, Inc.

•
At the American Society of Hematology Annual Meeting & Exposition (ASH), AbbVie presented data from more than 40 abstracts, including 18 oral presentations, featuring the latest scientific progress from its Hematologic Oncology programs. Key data presentations included new data from the Phase 2 CAPTIVATE study evaluating IMBRUVICA plus VENCLEXTA (venetoclax) in previously untreated patients with CLL; new data from the Phase 3 E1912 study evaluating IMBRUVICA plus rituximab versus FCR in front-line CLL, results of a 7.5-year pooled analysis for IMBRUVICA monotherapy showing earlier treatment extended PFS and increased the likelihood of a complete response in patients with relapsed/refractory mantle cell lymphoma; updated data from the Phase 3 MURANO trial four-year analysis demonstrating PFS and OS benefits with VENCLEXTA plus rituximab in patients with relapsed/refractory CLL; and results from a Phase 2 study of navitoclax in combination with ruxolitinib showing clinically meaningful spleen responses, reductions in allelic burden and improvements in total symptom score, as well as improvements in bone marrow fibrosis.

Recent Events (continued)

•
AbbVie announced that the CHMP of the EMA has recommended a change to the marketing authorization for MAVIRET (glecaprevir/pibrentasvir) to shorten once-daily treatment duration from 12 to 8 weeks in treatment-naïve, compensated cirrhotic, chronic hepatitis C (HCV) patients with genotype (GT) 3 infection. If approved by the EC, MAVIRET will be the only pan-genotypic 8-week treatment option for treatment-naïve, chronic HCV patients, without cirrhosis or with compensated cirrhosis. The positive recommendation is supported by data from the Phase 3b EXPEDITION-8 study, which showed that with 8 weeks of MAVIRET, an overall 98 percent patients achieved a sustained virologic response 12 weeks after treatment (SVR12), and for patients with GT3, the SVR12 rate was over 95%. A final EC decision is expected in 2020.

•
AbbVie and Harpoon Therapeutics, Inc., a clinical-stage immunotherapy company developing a novel class of T cell engagers targeting both solid tumors and hematologic malignancies, announced an exclusive worldwide option and license transaction for HPN217, Harpoon’s B cell maturation antigen (BCMA)-targeting Tri-specific T cell Activating Construct (TriTAC), and an expansion of their existing discovery collaboration for up to six additional targets. These agreements build upon the discovery collaboration established by the two companies in October 2017 and are expected to advance and broaden the use of Harpoon’s proprietary TriTAC platform. The collaboration broadens AbbVie’s oncology research platform to expand the development of potentially life-changing treatments for patients.

•
AbbVie announced a collaboration with Scripps Research to develop new therapies for a range of diseases, including in the therapeutic areas of oncology, immunology, neurology and fibrosis. Under the terms of the license agreement, Scripps Research will continue to conduct pre-clinical research and development activities and, in some cases, Phase 1 clinical trials with AbbVie having an exclusive option to further develop and commercialize. The collaboration broadens AbbVie’s research platform to expand the development of potentially life-changing treatments for patients.

•
The Chinese health authorities have requested supply of Aluvia (lopinavir/ritonavir) as part of the government’s broader efforts to address the coronavirus crisis in China. In response to this request, AbbVie has confirmed a donation of Aluvia as an experimental option to support this growing public health crisis.

Full-Year 2020 Outlook
AbbVie is issuing its standalone GAAP diluted EPS guidance for the full-year 2020 of $7.66 to $7.76, representing growth of 46.0 percent at the midpoint. AbbVie expects to deliver standalone adjusted diluted EPS for the full-year 2020 of $9.61 to $9.71, representing growth of 8.1 percent at the midpoint. The company’s standalone 2020 adjusted diluted EPS guidance excludes $1.95 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments and other specified items.
AbbVie expects standalone revenue growth approaching 8.0 percent on an operational basis.
Statements Required by the Irish Takeover Rules
The directors of AbbVie accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors of AbbVie (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.
Any holder of 1% or more of any class of relevant securities of AbbVie Inc. may have disclosure obligations under Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2013.

About AbbVie
AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience.  In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.
Conference Call
AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our fourth-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.
Non-GAAP Financial Results
Financial results for 2019 and 2018 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2020 financial guidance is also being provided on both a reported and a non-GAAP basis.
Forward-Looking Statements
Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition of Allergan will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed acquisition, failure to realize the expected benefits of the proposed acquisition, failure to promptly and effectively integrate Allergan’s businesses, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the proposed acquisition, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2018 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission (SEC). AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Profit Forecasts
AbbVie is issuing its GAAP diluted EPS guidance for the full-year 2020 of $7.66 to $7.76, representing growth of 46.0 percent at the midpoint.
AbbVie is issuing its adjusted diluted EPS guidance for the full-year 2020 of $9.61 to $9.71, representing growth of 8.1 percent at the midpoint.
AbbVie expects adjusted diluted EPS guidance for the first quarter of 2020 of between $2.28 and $2.30, excluding approximately 53 cents of non-cash amortization and other specified items.
The guidance statements above regarding GAAP EPS and adjusted EPS for the full-year 2020 and adjusted EPS for the first quarter of 2020 each constitute a profit forecast for the purposes of the Rule 28 of the Irish Takeover Rules.
The company will issue 2020 proforma guidance following the close of the planned Allergan acquisition.
* Adjusted Earnings Per Share (“EPS”) is a non-GAAP diluted earnings per share, typically reported in AbbVie’s quarterly and annual financial results for the full year guidance and in the earnings calls for the next quarter guidance updates. This is not prepared in accordance with U.S. GAAP. This non-GAAP financial measure should not be considered in isolation from, as a substitute for, or superior to financial measures prepared in accordance with U.S. GAAP.
Adjusted EPS is calculated as net income excluding certain non-cash items and factors which are unusual or unpredictable, which include: amortization and impairment of intangible assets; change in fair value of contingent consideration; major restructuring costs, integration and other related transaction costs relating to acquisitions; litigation reserves; R&D milestones and acquired IPR&D, together with the tax effects of all these items.
Basis of Preparation
The AbbVie profit forecasts (the “Profit Forecasts”) are based on the forecast of the results for the twelve months ending December 31, 2020.
In accordance with Rule 28 of the Irish Takeover Rules, the directors of AbbVie confirm that the Profit Forecasts have been properly compiled on the basis of the assumptions stated below on a basis consistent with the accounting policies of AbbVie, which are in accordance with U.S. GAAP and those which AbbVie anticipates will be applicable for the full year ending December 31, 2020 (as adjusted for AbbVie non-GAAP policy to disclose adjusted earnings excluding specified items).
The AbbVie non-GAAP profit forecast does not include the proposed acquisition of Allergan. However, the AbbVie GAAP profit forecast includes estimated one-time expenses relating to the transaction such as financing costs, legal, consultants, accountants, regulatory and other fees, which are expected to be incurred in the first quarter of 2020.
Principal Assumptions
The Profit Forecasts have been compiled on the basis of the following assumptions:
Assumptions which are within AbbVie’s influence or control:

•
Executed licensing and partnership collaboration transaction impacts and transactions expected to be executed in the next quarter are included. In line with AbbVie’s historical practices, management continues to evaluate and pursue opportunities for further partnership collaborations and in-licensing transactions. No material acquisitions or disposals are anticipated in 2020;

•	There will be no material change in the operational strategy or current management of AbbVie during the year ending December 31, 2020 other than those already announced;

•	There will be no major site closures or rationalization during the twelve-month forecast period to December 31, 2020 other than those already commenced; and

•	Share repurchases and issuances are expected to be relatively flat during the twelve-month forecast period to December 31, 2020.
Assumptions which are outside of AbbVie’s influence or control:

•	There will be no material supply chain, manufacturing and distribution disruptions and other business interruptions, including natural disasters or industrial disputes;

•
There will be no material adverse events that affect AbbVie’s key products, including adverse regulatory and clinical findings or publications, product recalls, liability claims, or loss of patent protection;

•	There will be no material changes to current litigation provisions due to a new or ongoing litigation claim;

•	There will be no material change in general market, economic, competitive environments or levels of demand in countries in which AbbVie operates that would materially affect AbbVie’s business;

•	There will be no material change to AbbVie customers’ agreements, rebates, or discount programs from those currently prevailing;

•
There will be no changes in exchange rates, interest rates, bases of taxes, tax laws or interpretations, or legislative or regulatory requirements from those currently prevailing that would have a material impact on AbbVie’s operations or its accounting policies;

•	There will be no material change to discount rate assumptions for calculating the fair value of contingent consideration from those currently prevailing; and

•	There will be no intangible asset impairments due to unfavorable clinical study results or safety signals.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended December 31, 2019
(Unaudited)

				% Change vs. 4Q18
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$6,429	$2,275	$8,704	13.0%	(11.5)%	(13.1)%	5.3%	4.8%
Immunology	4,195	971	5,166	16.0	(23.6)	(25.5)	5.5	5.0
Humira	3,969	948	4,917	9.8	(25.4)	(27.3)	0.5	—
Skyrizi	193	23	216	n/m	n/m	n/m	n/m	n/m
Rinvoq	33	—	33	n/m	n/m	n/m	n/m	n/m

Hematologic Oncology	1,230	317	1,547	32.6	58.6	57.4	37.2	37.0
Imbruvica[b]	1,073	223	1,296	28.0	33.8	33.8	28.9	28.9
Venclexta	157	94	251	75.8	>100.0	>100.0	>100.0	>100.0

HCV	306	326	632	(25.1)	(27.6)	(28.1)	(26.4)	(26.7)
Mavyret	306	322	628	(25.4)	(20.8)	(21.4)	(23.1)	(23.4)
Viekira	—	4	4	n/m	(91.1)	(90.5)	(89.7)	(89.1)

Other Key Products	780	506	1,286	(3.0)	(3.7)	(5.1)	(3.2)	(3.8)
Creon	292	—	292	11.5	n/a	n/a	11.5	11.5
Lupron	174	45	219	(11.3)	16.5	13.7	(6.6)	(7.1)
Synthroid	204	—	204	(2.2)	n/a	n/a	(2.2)	(2.2)
Synagis	—	261	261	n/a	(1.2)	(1.4)	(1.2)	(1.4)
Duodopa	25	93	118	8.3	6.9	3.1	7.1	4.1
Sevoflurane	21	60	81	13.9	(8.6)	(10.4)	(3.6)	(5.0)
Kaletra	8	46	54	(41.8)	(34.0)	(35.6)	(35.3)	(36.6)
AndroGel	23	—	23	(69.1)	n/a	n/a	(69.1)	(69.1)
Orilissa	33	1	34	>100.0	n/m	n/m	>100.0	>100.0
Note: “Operational” comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.
n/a = not applicable
n/m = not meaningful

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Key Product Revenues
Twelve Months Ended December 31, 2019
(Unaudited)

				% Change vs. 12M18
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$23,907	$9,359	$33,266	11.1%	(13.4)%	(16.5)%	2.7%	1.6%
Immunology	15,222	4,349	19,571	11.2	(27.1)	(30.4)	(0.8)	(1.8)
Humira	14,864	4,305	19,169	8.6	(27.8)	(31.1)	(2.9)	(3.9)
Skyrizi	311	44	355	n/m	n/m	n/m	n/m	n/m
Rinvoq	47	—	47	n/m	n/m	n/m	n/m	n/m

Hematologic Oncology	4,351	1,115	5,466	35.4	56.7	55.1	39.3	39.0
Imbruvica[b]	3,830	844	4,674	29.1	35.8	35.8	30.2	30.2
Venclexta	521	271	792	>100.0	>100.0	>100.0	>100.0	>100.0

HCV	1,473	1,456	2,929	(9.0)	(24.7)	(27.1)	(17.7)	(19.0)
Mavyret	1,473	1,420	2,893	(8.8)	(19.6)	(22.1)	(14.6)	(15.9)
Viekira	—	36	36	(100.0)	(77.2)	(79.2)	(77.6)	(79.6)

Other Key Products	3,019	1,770	4,789	(3.2)	(0.3)	(3.9)	(2.1)	(3.4)
Creon	1,041	—	1,041	12.2	n/a	n/a	12.2	12.2
Lupron	720	167	887	(0.8)	6.0	0.8	0.5	(0.5)
Synthroid	786	—	786	1.3	n/a	n/a	1.3	1.3
Synagis	—	718	718	n/a	0.9	(1.2)	0.9	(1.2)
Duodopa	97	364	461	20.4	9.8	4.2	11.7	7.2
Sevoflurane	74	274	348	2.0	(9.5)	(13.8)	(7.4)	(10.9)
Kaletra	38	245	283	(31.0)	(9.5)	(12.9)	(12.9)	(15.8)
AndroGel	172	—	172	(63.3)	n/a	n/a	(63.3)	(63.3)
Orilissa	91	2	93	>100.0	n/m	n/m	>100.0	>100.0
Note: “Operational” comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates.
n/a = not applicable
n/m = not meaningful

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Twelve Months Ended December 31, 2019 and 2018
(Unaudited) (In millions, except per share data)

	Fourth Quarter Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018
Net revenues	$8,704	$8,305	$33,266	$32,753
Cost of products sold	2,006	2,022	7,439	7,718
Selling, general and administrative	1,951	1,929	6,942	7,399
Research and development	1,542	6,495	6,407	10,329
Acquired in-process research and development	139	300	385	424
Other operating expense (income)	(890)	—	(890)	500
Total operating costs and expenses	4,748	10,746	20,283	26,370

Operating earnings (loss)	3,956	(2,441)	12,983	6,383

Interest expense, net	455	319	1,509	1,144
Net foreign exchange loss	11	6	42	24
Other expense (income), net	416	(393)	3,006	18
Earnings (loss) before income taxes	3,074	(2,373)	8,426	5,197
Income tax expense (benefit)	273	(547)	544	(490)
Net earnings (loss)	$2,801	$(1,826)	$7,882	$5,687

Diluted earnings (loss) per share	$1.88	$(1.23)	$5.28	$3.66

Weighted-average diluted shares outstanding	1,485	1,496	1,484	1,546

Adjusted diluted earnings per share[a]	$2.21	$1.90	$8.94	$7.91

Adjusted weighted-average diluted shares outstanding[a]	1,485	1,501	1,484	1,546

[a]
Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Weighted-average diluted shares outstanding includes the effect of dilutive securities. Due to the GAAP net loss in the fourth quarter ended December 31, 2018, certain shares issuable under stock-based compensation plans that were dilutive on a non-GAAP basis were excluded from the computation of GAAP diluted EPS because the effect would have been antidilutive.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended December 31, 2019
(Unaudited) (In millions, except per share data)

1.    Specified items impacted results as follows:

	4Q19
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$3,074	$2,801	$1.88
Adjusted for specified items:
Intangible asset amortization	391	324	0.22
Acquisition related costs	226	183	0.12
Milestones and other R&D expenses	217	193	0.13
Acquired IPR&D	139	123	0.08
Reata divestiture	(330)	(297)	(0.20)
Litigation matters	(550)	(435)	(0.29)
Change in fair value of contingent consideration	438	438	0.29
Restructuring	19	15	0.01
Tax audit settlement	—	(133)	(0.09)
Other	(10)	82	0.06
As adjusted (non-GAAP)	$3,614	$3,294	$2.21

Acquisition related costs reflect transaction and financing costs related to the proposed Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Litigation matters includes the settlement of an intellectual property dispute with a third party. Restructuring is primarily associated with streamlining global operations. Other primarily includes the impacts of tax law changes and U.S. tax reform.
2.    The impact of the specified items by line item was as follows:

	4Q19
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense (income)	Interest expense, net	Other (income) expense, net
As reported (GAAP)	$2,006	$1,951	$1,542	$139	$(890)	$455	$416
Adjusted for specified items:
Intangible asset amortization	(391)	—	—	—	—	—	—
Acquisition related costs	—	(53)	—	—	—	(173)	—
Milestones and other R&D expenses	—	—	(217)	—	—	—	—
Acquired IPR&D	—	—	—	(139)	—	—	—
Reata divestiture	—	—	—	—	330	—	—
Litigation matters	—	—	—	—	550	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(438)
Restructuring	(10)	(15)	6	—	—	—	—
Other	—	—	—	—	10	—	—
As adjusted (non-GAAP)	$1,605	$1,883	$1,331	$—	$—	$282	$(22)
3.    The adjusted tax rate for the fourth quarter of 2019 was 8.8 percent, as detailed below:

	4Q19
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$3,074	$273	8.9%
Specified items	540	47	8.6%
As adjusted (non-GAAP)	$3,614	$320	8.8%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended December 31, 2018
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	4Q18
	Earnings (Loss)		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$(2,373)	$(1,826)	$(1.23)
Adjusted for specified items:
Intangible asset amortization	320	262	0.18
Milestones and other R&D expenses	50	50	0.03
Acquired IPR&D	300	300	0.20
Stemcentrx-related impairment	4,642	4,117	2.75
Charitable contributions	115	89	0.06
Change in fair value of contingent consideration	46	46	0.03
Litigation reserves	7	6	—
Impacts of U.S. tax reform	—	(86)	(0.05)
Tax audit settlement	—	(131)	(0.09)
Other	44	35	0.02
As adjusted (non-GAAP)	$3,151	$2,862	$1.90
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Impacts of U.S. tax reform primarily reflects a net tax benefit related to the timing of the new legislation’s phase in on certain subsidiaries. Other primarily includes restructuring charges associated with streamlining global operations.

2.	The impact of the specified items by line item was as follows:

	4Q18
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other (income) expense, net
As reported (GAAP)	$2,022	$1,929	$6,495	$300	$(393)
Adjusted for specified items:
Intangible asset amortization	(320)	—	—	—	—
Milestones and other R&D expenses	—	—	(50)	—	—
Acquired IPR&D	—	—	—	(300)	—
Stemcentrx-related impairment	—	—	(5,070)	—	428
Charitable contributions	—	(115)	—	—	—
Change in fair value of contingent consideration	—	—	—	—	(46)
Litigation reserves	—	(7)	—	—	—
Other	(28)	(10)	(6)	—	—
As adjusted (non-GAAP)	$1,674	$1,797	$1,369	$—	$(11)

3.	The adjusted tax rate for the fourth quarter of 2018 was 9.1 percent, as detailed below:

	4Q18
	Pre-tax earnings (loss)	Income taxes	Tax rate
As reported (GAAP)	$(2,373)	$(547)	23.1%
Specified items	5,524	836	15.1%
As adjusted (non-GAAP)	$3,151	$289	9.1%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Twelve Months Ended December 31, 2019
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	12M19
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$8,426	$7,882	$5.28
Adjusted for specified items:
Intangible asset amortization	1,553	1,286	0.86
Acquisition related costs	415	338	0.23
Milestones and other R&D expenses	312	288	0.20
Acquired IPR&D	385	364	0.25
Reata divestiture	(330)	(297)	(0.20)
Litigation matters	(523)	(414)	(0.28)
Change in fair value of contingent consideration	3,182	3,184	2.14
Restructuring	207	168	0.10
Stemcentrx-related impairment	939	823	0.56
Tax audit settlement	—	(400)	(0.27)
Other	10	102	0.07
As adjusted (non-GAAP)	$14,576	$13,324	$8.94
Acquisition related costs reflect transaction and financing costs related to the proposed Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Litigation matters includes the settlement of an intellectual property dispute with a third party. Restructuring is primarily associated with streamlining global operations. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Other primarily includes the impacts of tax law changes and U.S. tax reform.

2.	The impact of the specified items by line item was as follows:

	12M19
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense (income)	Interest expense, net	Other (income) expense, net
As reported (GAAP)	$7,439	$6,942	$6,407	$385	$(890)	$1,509	$3,006
Adjusted for specified items:
Intangible asset amortization	(1,553)	—	—	—	—	—	—
Acquisition related costs	—	(103)	—	—	—	(312)	—
Milestones and other R&D expenses	—	—	(312)	—	—	—	—
Acquired IPR&D	—	—	—	(385)	—	—	—
Reata divestiture	—	—	—	—	330	—	—
Litigation matters	—	(27)	—	—	550	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(3,182)
Restructuring	(25)	(125)	(57)	—	—	—	—
Stemcentrx-related impairment	—	—	(1,030)	—	—	—	91
Other	(1)	—	(19)	—	10	—	—
As adjusted (non-GAAP)	$5,860	$6,687	$4,989	$—	$—	$1,197	$(85)

3.	The adjusted tax rate for the full-year 2019 was 8.6 percent, as detailed below:

	12M19
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$8,426	$544	6.5%
Specified items	6,150	708	11.5%
As adjusted (non-GAAP)	$14,576	$1,252	8.6%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Twelve Months Ended December 31, 2018
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	12M18
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$5,197	$5,687	$3.66
Adjusted for specified items:
Intangible asset amortization	1,294	1,063	0.69
Milestones and other R&D expenses	137	137	0.09
Acquired IPR&D	424	424	0.27
Calico collaboration	500	500	0.32
Stemcentrx-related impairment	4,642	4,117	2.66
Charitable contributions	350	271	0.18
Change in fair value of contingent consideration	478	478	0.31
Litigation reserves	353	282	0.18
Impacts of U.S. tax reform	—	(620)	(0.40)
Tax audit settlement	—	(131)	(0.09)
Other	82	74	0.04
As adjusted (non-GAAP)	$13,457	$12,282	$7.91
Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Stemcentrx-related impairment refers to the net impact of the intangible asset impairment and the related fair value adjustment to contingent consideration liabilities. Impacts of U.S. tax reform primarily reflects a net tax benefit related to the timing of the new legislation’s phase in on certain subsidiaries. Other primarily includes restructuring charges associated with streamlining global operations and milestone revenue under a previously announced collaboration.

2.	The impact of the specified items by line item was as follows:

	12M18
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating expense (income)	Other (income) expense, net
As reported (GAAP)	$32,753	$7,718	$7,399	$10,329	$424	$500	$18
Adjusted for specified items:
Intangible asset amortization	—	(1,294)	—	—	—	—	—
Milestones and other R&D expenses	—	—	—	(137)	—	—	—
Acquired IPR&D	—	—	—	—	(424)	—	—
Calico collaboration	—	—	—	—	—	(500)	—
Stemcentrx-related impairment	—	—	—	(5,070)	—	—	428
Charitable contributions	—	—	(350)	—	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(478)
Litigation reserves	—	—	(353)	—	—	—	—
Other	(20)	(62)	(11)	(29)	—	—	—
As adjusted (non-GAAP)	$32,733	$6,362	$6,685	$5,093	$—	$—	$(32)

3.	The adjusted tax rate for the full-year 2018 was 8.7 percent, as detailed below:

	12M18
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,197	$(490)	(9.4)%
Specified items	8,260	1,665	20.2%
As adjusted (non-GAAP)	$13,457	$1,175	8.7%